UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2015

UNIQUE FABRICATING, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37480	46-1846791
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On December 9, 2015, Unique Fabricating NA, Inc. (the “Company”) and Citizens Bank, National Association (“Citizens”) entered into an Eighth Amendment (“Amendment 8”) to the original senior credit facility Loan and Security Agreement entered into on March 18, 2013.

Amendment 8 increased the Company's revolving line of credit (“Revolver”) from $19.5 million to $25.0 million. The Revolver maturity date still remains December 18, 2017 and borrowings under the Revolver still bear interest at the 30 day LIBOR rate plus a margin that ranges from 2.75 percent to 3.25 percent.

Other changes resulting from Amendment 8 include an increase to the letter of credit sublimit from $1.0 million to $2.0 million, lowering of the repayment of term loan principal to an amount equal to 25% of excess cash flow from the previous requirement of 50%, the elimination of certain financial covenant ratios including the senior leverage and interest coverage ratio, and the lowering of the total leverage ratio in the financial covenant calculation. In addition the covenant governing payment of dividends and distributions no longer requires compliance with the senior leverage ratio, which eliminates one of the restrictions in the covenant on the Company's ability to pay dividends.

This summary of Amendment 8 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment 8 filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Eighth Amendment to Loan and Security Agreement, dated as of December 9, 2015 between Unique Fabricating NA, Inc. (formerly known as Unique Fabricating Incorporated) and Citizens Bank, National Association (formerly known as RBS Citizens, N.A.)

10.2 Second Amended and Restated Revolving Note, dated December 9, 2015, between Unique Fabricating NA, Inc. and Citizens Bank, National Association

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQUE FABRICATING, INC.
Dated: December 9, 2015	By:	/s/ Thomas Tekiele
Name: Thomas Tekiele
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBITS

Exhibit No.	Description
10.1
Eighth Amendment to Loan and Security Agreement, dated as of December 9, 2015 between Unique Fabricating NA, Inc. (formerly known as Unique Fabricating Incorporated) and Citizens Bank, National Association (formerly known as RBS Citizens, N.A.)

10.2	Second Amended and Restated Revolving Note, dated December 9, 2015, between Unique Fabricating NA, Inc. and Citizens Bank, National Association